Exhibit 3.2

                          ARTICLES OF INCORPORATION OF
                                   QUIPP, INC.

                  (Pursuant to Item 601(3)(b)(3)(i) of Regulation S-K, the following constitutes a complete copy of the Articles of Incorporation of the Registrant, as amended to date and as currently in effect).


                                    ARTICLE I
                                      NAME

                  The name of the Corporation shall be:  QUIPP, INC.

                                   ARTICLE II
                                     PURPOSE

                  The Corporation is organized for the purpose of transacting any and all lawful business for which Corporations may be incorporated under the State of Florida.

                                   ARTICLE III
                                  CAPITAL STOCK

                  The aggregate number of shares which this corporation shall have authority to issue is 8,000,000 shares of common stock, $.01 par value.

                                   ARTICLE IV
                              NO PREEMPTIVE RIGHTS

                  The holders of the common stock of this corporation shall have no preemptive rights to purchase any shares of the stock of this Corporation.

                                    ARTICLE V
                                TERM OF EXISTENCE

                  This Corporation shall exist perpetually.

                                   ARTICLE VI

                  (1) The total number of directors of this corporation shall be the number from time to time fixed by the directors in accordance with the terms and conditions of the bylaws of the corporation.

                  (2) The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1999, another class to be

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originally elected for a term expiring at the annual meeting of shareholders to be held in 2000, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2001, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of shareholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until such person's successor shall have been duly elected and qualified.

                                   ARTICLE VII
                           REGISTERED OFFICE AND AGENT

                  The street office of the registered office of the Corporation is 2655 LeJeune Road, Suite 11011, Coral Gables, Florida, 33134 and the name of the registered agent of the Corporation at that address is Charles P. Sacher.

                                  ARTICLE VIII

         No action required to be taken or which may be taken at any annual or special meeting of shareholders of the corporation may be taken by shareholders without a meeting, and the power of shareholders to consent in writing without a meeting to the taking of any such action is specifically denied.

                                   ARTICLE IX

         Special meetings of the shareholders of the corporation may be called, for any purpose or purposes permitted by law, by the board of directors of the corporation on its own initiative and shall be called by the board of directors
(a) upon written request by the chairman of the board or the president of the corporation or (b) following delivery to the secretary of the corporation, by holders of not less than ten percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, of one or more signed and dated written demands for the meeting describing the purpose or purposes for which it is to be held; provided, that if a special meeting is called pursuant to a demand by shareholders, the board of directors shall not, within one year following the date of such special meeting, be required to call a meeting pursuant to clause (b) unless there is delivered to the secretary of the corporation, by holders of not less than one-third of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, one or more signed and dated written demands for the meeting describing the purpose or purposes for which it is to be held. Special meetings of the shareholders may not be called in any manner that is not set forth in this
Article IX. Only business within the purpose or purposes described in the special meeting notice may be conducted at a special meeting of shareholders.



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